Exhibit 99.1

Contact:

Randi Baldwin	Lester Rosenkrantz
Vice President Communications & Marketing	Investor Relations
American Medical Alert Corporation	Cameron Associates
(516) 536-5850	(212) 245-8800

AMERICAN MEDICAL ALERT CORPORATION REPORTS 14% TOP LINE
GROWTH AND 38% BOTTOM LINE GROWTH FOR SECOND QUARTER 2005

Plan to add clinical disease management oversight capability underway

OCEANSIDE, New York. – August 11, 2005 – American Medical Alert Corp. (NASDAQ:  AMAC) a provider of healthcare communication services and advanced home health monitoring technologies, announced today the operating results for the quarter ended June  30, 2005.

Second quarter net revenues, consisting primarily of monthly recurring revenues (MRR), increased 14% to $5,427,324 compared to $4,771,451 for the same period in 2004 and   net income increased 38% to $275,781 or $0.03 per diluted share compared to $200,520 or $0.02 per diluted share for the same period in 2004.

Revenues for the six months ended June 30, 2005 increased 14% to $10,665,894, compared to $9,324,929 for the same period in 2004 and net income increased 32% to $502,280 or $0.06 per diluted share, compared to a net income of $380,322 or $0.05 per diluted share for the previous year.  The Company anticipates stronger earnings for the remainder of 2005 affirming its full year 2005 guidance for net income of $1,050,000 representing a 156% increase over last year’s net income of $410,606.

The Company continues to generate positive operating cash flow and ended the quarter with a cash balance of $4,494,408, as compared to $3,186,852 at December 31, 2004.  Additionally, the Company had working capital of $7,779,552 as of June 30, 2005, compared to $5,842,227 at December 31, 2004.

Howard M. Siegel, Chief Executive Officer, speaking on behalf of AMAC commented, “AMAC’s second-quarter financial results demonstrate continued progress towards the execution of management’s long-term growth strategy. We have achieved a meaningful increase in gross profit from our HSMS segment resulting from both increased revenue and operating efficiencies.  Concurrently, within the TAS segment, the Company continues to experience strong demand for our specialized daytime service offerings which contributed to the 27% increase in revenue for the six months ended June 30, 2005 from this segment.  The Company is also planning to expand its Telehealth/Disease Management (TH/DM) offering by establishing a clinical monitoring capability in early

2006.  This new service capability, once deployed, will enhance the Company’s ability to position itself as a full service disease management provider.

About American Medical Alert Corp.

AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC’s product and service offerings include Personal Emergency Response Systems (PERS), electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several national medical On-Call and communication centers allowing access to trained response professionals 24/7.

Forward Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-KSB, the Company’s Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans and product liability risks.

Statements of income for the three and six months ended June 30, 2005 and 2004 and balance sheets as of June 30, 2005 and December 31, 2004 are attached.

SELECTED FINANCIAL DATA

	Three Months Ended		Six Months Ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004

Revenues	$5,427,324	$4,771,451	$10,665,894	$9,324,929

Net Income	$275,781	$200,520	$502,280	$380,322

Net Income per Share
Basic	$0.03	$0.03	$0.06	$0.05
Diluted	$0.03	$0.02	$0.06	$0.05

Basic Weighted Average
Shares Outstanding	8,397,848	7,880,438	8,247,202	7,799,121

Diluted Weighted Average
Shares Outstanding	9,045,989	8,517,524	8,962,567	8,356,818

CONDENSED BALANCE SHEET

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current Assets	$10,136,244	$8,177,928
Fixed Assets - Net	6,598,439	7,046,925
Other Assets	4,793,458	4,414,163
Total Assets	$21,528,141	$19,639,016

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$2,356,692	$2,335,701
Deferred Income Tax	1,077,000	1,099,000
Long-term Debt	337,697	496,444
Long-term Capital Lease	—	24,458
Other Liabilities	373,630	405,514

Total Liabilities	$4,145,019	$4,361,117

Stockholders’ Equity	17,383,122	15,277,899
Total Liabilities and Stockholders’ Equity	$21,528,141	$19,639,016

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